Exhibit 10(c)

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS: Jeremy Young (The “Executive”) has extensive experience in the industry and SCI Engineered Materials, Inc. (the "Company") desires to hire him. The Company hereby agrees to promote the Executive first to President of the Company, and then to CEO. In his new position, the Executive will assume all of the duties normally attended in his respective positions as the President, and then as the Chief Executive Office (“CEO”) of the company and to use his best efforts to advance the interests of the Company, its shareholders, subsidiaries, and affiliates.

1. Employment and Duties. The Company hereby agrees to promote the Executive as President of the Company. In his new position, the Executive will assume all of the duties normally attended in his respective positions as the President, and then as the Chief Executive Office (“CEO”), of the company and to use his best efforts to advance the interests of the Company, its shareholders, subsidiaries, and affiliates.

2. Term. The Executive will assume his new position as President on January 2, 2019 (the “Commencement Date”) and his position as CEO on the retirement of the current CEO and will continue at the Discretion of the Board of Directors. The Executive’s obligations and the Company’s rights under Sections 5, 6, 7 and 8 shall survive the expiration or earlier termination of this Agreement.

3. Compensation.

(a) Base Salary. The Executive shall be entitled to a base salary (“Base Salary”) in the amount of $155,000 per year until such time as the Board of Directors of the Company also promotes the Executive as its CEO, at which time the Base Salary will increase to $200,000 per year, subject to the adjustment by the Board of Directors.

(b) Bonus. The Executive shall be eligible to receive bonuses as set forth on Schedule 3(a) attached hereto, and further as determined by the Board of Directors.

4. Benefits. The Executive will initially receive 4 weeks paid vacation and benefits generally afforded by the Company.

5. Death; Resignation; Termination for Cause; Other Terminations.

(a) Death. In the event of the Executive’s death, the Executive’s estate shall be paid the unpaid portion of the Base Salary earned up to the date of his death; and the Executive’s designated beneficiary (or, in the absence of a designated beneficiary, the Executive’s estate) shall be paid all benefits payable under the terms of the Company’s employee benefit plans.

(b) Resignation. If the Executive’s employment is terminated by reason of the Executive’s voluntary resignation, all of the Executive’s rights and all of the Company’s obligations hereunder shall terminate effective on the date of the Executive’s resignation. Notwithstanding the foregoing, the Executive’s obligations and the Company’s rights under Sections 5, 6, 7, and 8 shall survive the termination of this Agreement and the Executive shall be paid the unpaid portion of the Base Salary earned up to the date of such termination and all benefits payable to the Executive as a result of such termination under the terms of the Company’s employee benefit plans and any bonus payable in accordance with Section 3(b).

(c) Termination for Cause. The Company may terminate the Executive's employment at any time for Cause (as defined below). If the Executive's employment is terminated pursuant to this Section 5(c), all of the Executive's rights and all of the Company's obligations hereunder shall immediately terminate. As used in this section, "Cause" shall mean (i) fraud, misappropriation, embezzlement or willful conduct on the part of the Executive that is materially injurious to the Company, its members or affiliates, (ii) the conviction of a felony or the intentional commission of an illegal act or an immoral act that has material negative impact on the Company, or (iii) if the Board determines that the Executive has failed in the performance of his duties owed to the Company. In the event of termination under 5(c)(iii), the Executive shall be given written notification by the Board to be "on Notice," with specific indications of the deficiencies noted, and if after 90 days following a written notification that the Executive is "on Notice" the Board determines that the Executive continues to fail in his performance by failure to cure the specific deficiencies to the reasonable satisfaction of the Board, the Board may terminate the Executive "for Cause" under 5(c)(iii).The Executive's obligations and the Company's rights under Section 5, 6, 7 and 8 shall survive the termination of this Agreement and the Executive shall be paid the unpaid portion of the Base Salary earned up to the date of such termination.

(d) Termination Without Cause. The Company may terminate the Executive's employment at any time without Cause pursuant to written notice provided to the Executive not less than 90 days in advance of such termination date. If the Executive's employment is terminated pursuant to this Section 5(d), all of the Executive's rights and all of the Company's obligations except for the Severance Package outlined below, shall immediately terminate. Notwithstanding a termination of this Agreement pursuant to this Section 5(d), the Executive's obligations and the Company's rights under Section 5, 6, 7, and 8 shall survive the termination of this Agreement and Executive shall be paid any unpaid portion of his Base Salary and any bonus earned through that date in accordance with Section 3(b). Following termination under paragraph 5(d), the Executive is entitled to a Severance Package equal to 90 days of Base Salary and benefits at the level prior to termination.

6. Nondisclosure and Noncompetition.

(a) Nondisclosure. The Executive agrees that he will not use any Confidential Information of the Company, except in connection with Executive’s performance of his employment duties with the Company.

(b) Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all proprietary information or knowledge belonging to the Company including, but not limited to business plans, strategies, pricing, sales methods, client lists, trade secrets, or technology, inventions, developments, know-how or confidences of the Company. Notwithstanding anything to the contrary contained in the preceding sentence, Confidential Information shall not include information that is or becomes generally available to the public or other than as a result of a disclosure by the Executive or a representative of the Executive. The Executive acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of the Company, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. The Executive agrees that upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly at the Company’s discretion, destroy or return to the Company all memoranda, notes, records, reports, manuals, pricing lists, prints and other documents (and all copies existing in hard copy or soft form) relating to the Company’s or an Affiliated Company’s business, which he may then possess or have within the Executive’s control, regardless of whether any such documents constitute Confidential Information.

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(c) Noncompetition. The Executive shall not during the applicable Restriction Period take any of the following actions other than as an employee of the Company, except that the Executive may seek the prior written approval of the Company’s Board of Director’s to allow such actions:

(i) Work for or consult in a capacity with a business that directly competes with the business of the Company;

(ii) Solicit business from or call on any vendors or clients of the business of the Company for purposes of offering or accepting products or services competitive with those offered by the Company;

(iii) Interfere with the Company’s relationships any employee, agent, representative or vendor of the Company; and

(iv) Take any action that would tend to disparage or diminish the reputation of the Company.

(v) For purposes of this Agreement: “Restriction Period” shall mean the period commencing on the date hereof and terminating one year after the date the Executive receives written notification of termination of the Executive’s Employment by the Company.

(d) Breach. The Executive agrees that in the event of breach of this agreement, the Company shall be entitled equitable relief as decided appropriate in a competent Court of Law, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to the Company from time to time

7. Work Product. The Executive agrees that all “Work Product”, including, for example, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relate to the Company’s business, research and development or existing future products or services and which are made by the Executive while employed by the Company belong to the Company. The Executive shall perform all actions reasonably requested by the Company (whether during or after the employment period) to establish and confirm such ownership of Work Product (including, without limitation, assignments, consents, powers of attorney and other instruments) and for the application and enforcement of Letters Patent.

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8. Binding Effect. This Agreement shall inure to the benefit of, and be binding on the Company and its respective successors and assigns. The Executive acknowledges that this Agreement is a personal services agreement and cannot be assigned by the Executive, but shall inure to the benefit of, and be enforceable by, the Executive’s executors, administrators and personal representatives upon the Executor’s death or disability.

9. Notices. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered, or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a registered or certified postage-paid envelope, or (c) if couriered, one day after deposit with a national overnight courier, addressed to the address of the respective parties as follows:

(a)	If to the Company:

SCI Engineered Materials, Inc.

2839 Charter Street

Columbus, OH 43228

Attn: Jerry Blaskie, CFO

With a copy to:

Carlile Patchen & Murphy LLP

Attn: Michael A. Smith

366 East Broad Street

Columbus, OH 43215

Facsimile: (614) 221 0216

or to such other addresses as the party to whom notice is to be given may have previously furnished to the other parties in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.

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10. Section 409A. (a) General Compliance. This agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this agreement, payments provided under this agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this agreement shall be treated as a separate payment. Any payments to be made under this agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. (b) Specified Employees. Notwithstanding any other provision of this agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. (c)Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. (d) Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

11. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. This Agreement supersedes and replaces any and all employment agreements and agreements providing for payments for services (including, without limitation, all deferred compensation agreements, plans, or programs) between the Executive and the Company, all of which shall be terminated upon the Executive’s execution of this Agreement.

12. Applicable Law. This Agreement is subject to the laws of the State of Ohio, with venue in Franklin County, over any dispute arising out of this Agreement and agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court.

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13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

COMPANY:		EXECUTIVE:

SCI ENGINEERED MATERIALS, INC.

By:	/s/ Laura F. Shunk	/s/ Jeremy Young
Jeremy Young

Dated:	December 13, 2018	Dated:	December 13th, 2018

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Exhibit 10(c)

SCHEDULE 3(a)

BONUSES

Signing Bonus

A one-time signing bonus of 5,700 shares of restricted stock (at the share price of the date of signing), a cash bonus of $9,000 plus an interest free loan in the amount of $14,952 to be used to exercise currently vested options. Executive will receive a guaranteed bonus of $7,476 on each of the first two anniversary dates which will be used to repay the loan.

Annual Bonus

Initially, 50% of the management bonus pool presently set at 10% of net income plus expenses related to non-cash compensation and certain capital raising expenses. This will be subject to Board review annually.

Ongoing Equity Awards	Eligible to receive awards under the Company's incentive plans, including commissions, bonuses, and equity plans at the discretion of the Board of Directors.